Exhibit 99.1
CERTAIN FINANCIAL INFORMATION
OF BROADLANE INTERMEDIATE HOLDINGS, INC.
(UNAUDITED) (1)

	Six Months Ended
	June 30,
In 000s	2010	2009

Total net revenue	$86,303	$81,316
Net (loss) income	$(7,415)	$436
Non-GAAP Adjusted EBITDA (2)	$22,853	$26,395
CERTAIN FINANCIAL INFORMATION
OF BROADLANE INTERMEDIATE HOLDINGS, INC.
RECONCILIATION OF SELECTED NON-GAAP MEASURES TO GAAP MEASURES
(UNAUDITED) (1)

	Six Months Ended
	June 30,
In 000s	2010	2009

Net (loss) income	$(7,415)	$436
Depreciation and amortization	13,193	12,428
Interest expense, net (3)	8,223	12,411
Loss on extinguishment of debt (4)	11,754	—
Other (gains) (5)	(21)	(946)
Income tax (benefit) expense	(3,440)	943

Non-GAAP EBITDA (2)	$22,294	$25,272

Share-based compensation (6)	435	320
Purchase accounting adjustments (7)	124	803

Non-GAAP Adjusted EBITDA (2)	$22,853	$26,395

(1)	As reported by the management of Broadlane Intermediate Holdings, Inc. for the six months ended June 30, 2010 and 2009.

(2)	Non-GAAP financial measures reported by the management of Broadlane Intermediate Holdings, Inc. may have limitations as analytical tools and should not be considered by investors in isolation or as a substitute for analysis of Broadlane Intermediate Holdings, Inc.’s or the Company’s results as reported under GAAP. The Company compensates for such limitations by relying primarily on the Company’s GAAP results and using non-GAAP financial measures only supplementally. Where possible, the Company provides reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures. Investors are encouraged to carefully review those reconciliations. In addition, because these non-GAAP measures are not measures of financial performance under GAAP and are susceptible to varying calculations, these measures may differ from and may not be comparable to similarly titled measures used by other companies. Broadlane Intermediate Holdings, Inc. measures are for illustrative and informational purposes only and are not intended to represent or be indicative of what the Company’s results of operations would have been if the acquisition of Broadlane Intermediate Holdings, Inc. had occurred at the beginning of such periods.

Broadlane Intermediate Holdings, Inc. EBITDA and Adjusted EBITDA measures are used by our management and the board of directors to facilitate a comparison of Broadlane Intermediate Holdings, Inc. operating performance on a consistent basis from period to period and provide for a more complete understanding of factors and trends affecting their business. These measures assist our management and the board of directors and may be useful to investors in comparing Broadlane Intermediate Holdings, Inc. operating performance consistently over time. EBITDA and Adjusted EBITDA are not measures of liquidity under GAAP, or otherwise, and are not an alternative to cash flow from continuing operating activities.

(3)	Interest income is included in other income/expense and is not netted against interest expense in Broadlane Intermediate Holdings, Inc’s condensed consolidated statement of operations.

(4)	Loss on extinguishment of debt is due to refinancing of Broadlane Intermediate Holdings, Inc’s senior term loan and extinguishment of senior subordinated notes and the resulting premium and write-off of debt discount and deferred financing costs.

(5)	Primarily represents gains resulting from interest rate derivative financial instruments.

(6)	Represents non-cash share based compensation to both employees and directors.

(7)	For the six months ended June 30, 2010, this adjustment represents costs related to certain acquisitions completed in 2010. For the six months ended June 30, 2009, this adjustment represents purchase accounting adjustments related to the acquisition of Broadlane Intermediate Holdings, Inc. by TowerBrook on August 15, 2008. In applying purchase accounting required by GAAP, certain amounts that absent purchase accounting would have been recorded as revenue after the date of the acquisition were required to be recorded as an accounts receivable asset at the acquisition date. Accordingly, as a result of purchase accounting, administrative fee revenue for the six months ended June 30, 2009 was reduced by $0.8 million. Including this adjustment in calculating Adjusted EBITDA eliminates this effect of purchase accounting.